Exhibit 10.2

Amendment No. 1 dated January 15, 2002,
to U.S. Bancorp 2001 Stock Incentive Plan

Section 2(h) Fair Market Value

     “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.